UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 11, 2006

Kansas City Southern
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-4717	44-0663509
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

427 West 12th Street, Kansas City, Missouri		64105
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	816-983-1303

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On September 11, 2006, The Kansas City Southern Railway Company ("KCSR"), a wholly-owned subsidiary of Kansas City Southern ("KCS" or the "Company"), and Michael K. Borrows, Vice President - Financial Reporting and Tax of the Company, entered into an Employment Agreement effective June 7, 2006 (the "Agreement"). Pursuant to the terms of the Agreement, in addition to his annual salary, Mr. Borrows is eligible to receive coverage under KCSR's benefits plans and programs as are made available to similarly situated employees of KCSR. KCSR may terminate the Agreement "for cause" (as defined in the Agreement) or other than "for cause". If Mr. Borrows is terminated other than for cause, KCSR shall (a) continue for a period of twelve (12) months following such termination to pay Mr. Borrows as severance pay a monthly amount equal to one-twelfth (1/12th) of his annual base salary rate in effect immediately prior to termination, and (b) for a period of twelve (12) months following such termination, reimburse Mr. Borrows for the cost of continuing health insurance coverage provided pursuant to the Agreement or obtaining health insurance covered comparable to the health insurance provided pursuant to the Agreement, and obtaining coverage comparable to the life insurance provided pursuant to the Agreement, unless Mr. Borrows is provided comparable health or life insurance coverage in connection with other employment. Mr. Borrows is required to execute a full release of claims in favor of KCSR and its affiliates as a condition of receiving such severance benefits.

If Mr. Borrows is terminated following a "Change in Control" (as defined in the Agreement) other than for cause, Mr. Borrows will be eligible to receive a lump sum payment (the "Special Severance Payment") equal to the product of (y) 160% of the rate of his annual base salary equal to not less than 12 times the highest monthly base salary paid or payable to him by KCSR in the 12 month period immediately before the Change in Control multiplied by (z) two (2), as well as certain other benefits for which he was eligible immediately prior to the termination for a period 3 years.

In addition, Mr. Borrows is entitled to receive the Special Severance Payment and benefits if he resigns during the 3 year period following the Change in Control if (i) he is assigned duties inconsistent in any respect with his position (including offices, titles, reporting requirements or responsibilities), authority or duties are not at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 12 month period immediately before the Change in Control or any other action by KCSR that results in a diminution or other material adverse change in such position, authority or duties, (ii) his services are required to be performed at a location other than the location where he was employed immediately before the Change in Control at a location not within 40 miles from such former location, (iii) KCSR fails to comply with the terms of Section 7 of the Agreement, (iv) there is any other material adverse change to the terms and conditions of his employment or (v) there is any purported termination by KCSR of his employment other than as expressly permitted by the Agreement.

Mr. Borrows has expressly agreed to maintain in strictest confidence and not to use in any way, publish, disclose or authorize anyone else to use in any way, publish or disclose any Confidential Information (as defined in the Agreement) relating to any manner to the business or affairs of KCSR or any of its affiliates. This obligation survives any termination of the Agreement by Mr. Borrows or KCSR.

The foregoing discussion of the Agreement is qualified in its entirety by the terms of the Agreement, which is filed herewith as Exhibit 10.1, and hereby is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)

10.1 Employment Agreement entered into as of the 7th day of June, 2006, between The Kansas City Southern Railway Company and Michael K. Borrows.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kansas City Southern

September 15, 2006	By:	/s/ Patrick J. Ottensmeyer

Name: Patrick J. Ottensmeyer
Title: Executive Vice President and Chief Financial Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement entered into as of the 7th day of June, 2006, between The Kansas City Southern Railway Company and Michael K. Borrows.